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                                                                     EXHIBIT 4.2
                                TRUST AGREEMENT
                                      OF
                              BTI CAPITAL TRUST

         TRUST AGREEMENT (this "Declaration of Trust"), dated as of October 17, 1997, between Breed Technologies, Inc., a Delaware corporation, as depositor or sponsor (the "Depositor"), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Trustee"). The Depositor and the Trustee hereby agree as follows:

         1. The trust created hereby shall be known as BTI Capital Trust (the "Trust"), in which name the Trustee, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

         2. The Depositor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $1. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 3 of Title 12 of the Delaware Code, 12 Del. C. (S) 3801 et seq. (the "Business Trust Act"), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Business Trust Act.

          3. The Depositor and the Trustee will enter into an amended and restated declaration or agreement of Trust, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby and the issuance of the capital or preferred securities and common securities referred to therein. Prior to the execution and delivery of such amended and restated agreement or declaration of Trust, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

          4. The Depositor and the Trustee hereby authorize and direct the Depositor, as the sponsor of the Trust, (i) to prepare and distribute one or more offering circulars on behalf of the Trust, including any necessary or desirable amendments thereto (including any exhibits contained therein or forming a part thereof), relating to the capital securities or preferred securities of the Trust and certain other securities; (ii) if and at such time as determined by the Depositor, to execute and file an application, and all other applications, statements, certificates, agreements and other instruments that shall be necessary or desirable to cause the Capital Securities to be listed on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market, with


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PORTAL, and, if and at such time as determined by the Depositor, with the New
York Stock Exchange or any other national stock exchange or the Nasdaq National Market for listing or quotation of the Capital Securities of the Trust; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as the Depositor, on behalf of the Trust, may deem necessary or desirable to register the Capital Securities under, or obtain for the capital or preferred securities an exemption from, the securities or "Blue Sky" laws; (iv) to execute, deliver and perform on behalf of the Trust one or more underwriting agreements, purchase agreements, pricing agreements, exchange agreements, registration rights agreements and other similar or related agreements providing for or relating to the sale of the capital or preferred securities of the Trust and the exchange of the capital or preferred securities of the Trust for capital or preferred securities of the Trust with the same terms as the capital or preferred Securities of the Trust (the "Exchange Capital Securities")(except that the Exchange Capital Securities will not contain terms with respect to the transfer restrictions under the Securities Act of 1933, as amended, or for the provision of any increased distribution rate under certain circumstances); and (v) to execute on behalf of the Trust any and all documents, papers and instruments as may be desirable in connection with any of the foregoing. If any filing referred to in clauses (i), (ii) and (iii) above is required by law or by the rules and regulations of applicable governmental agency, self-regulatory organization or other person or organization to be executed on behalf of the Trust by a Trustee, the Depositor and any trustee of the Trust appointed pursuant to Section 6 hereof are hereby authorized to join in any such filing and to execute on behalf of the Trust any and all of the foregoing.

          5. This Declaration of Trust may be executed in one or more counterparts.

          6. The Trustee shall initially be the only trustee of the Trust. Thereafter, the Depositor may increase or decrease (but not below one) the number of trustees of the Trust by executing a written instrument fixing such number; provided, however, that so long as it is required by the Business a
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Trust Act, one trustee of the Trust shall be either a natural person who is a resident of the State of Delaware or an entity other than a natural person that has its principal place of business in the State of Delaware and that, in either case, otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee at any time. The Trustee may resign upon thirty days' prior notice to the Depositor.

          7. This Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).
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         IN WITNESS WHEREOF, the parties hereto have caused this Declaration of
Trust to be duly executed as of the day and year first above written.

                                       BREED TECHNOLOGIES, INC., as
                                       Depositor


                                       By: /s/ ^^
                                          ____________________________________
                                            Name:
                                            Title:

                                       WILMINGTON TRUST COMPANY,
                                       as Trustee


                                       By: /s/  ^^
                                          ____________________________________
                                            Name:   ^^
                                            Title:  ^^






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